Exhibit 19.1

INSIDER TRADING POLICY

Updated June 2023

1.
BACKGROUND AND PURPOSE
1.1
Why Have We Adopted This Policy?

The federal securities laws prohibit any member of the Board of Directors (a “Director”) or employee of the Company (including its subsidiaries) from purchasing or selling Company securities on the basis of material non-public information concerning the Company, or from tipping material non-public information to others. These laws impose severe sanctions on individuals who violate them. In addition, the SEC has the authority to impose large fines on the Company and on the Company’s Directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

This insider trading policy is being adopted in light of these legal requirements, and with the goal of helping:

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prevent inadvertent violations of the insider trading laws;
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avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”);
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avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
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protect the Company from controlling person liability; and
•
protect the reputation of the Company, its Directors and its employees.

As detailed below, this policy applies to family members and certain other persons and entities with whom Directors, employees, and consultants have relationships. However, nothing in this policy is applicable to transactions by the Company itself.

1.2
What Type of Information Is “Material”?

Information concerning the Company is considered material if there is a substantial likelihood that a reasonable stockholder would consider the information important in making an investment decision with respect to the Company’s securities. Stated another way, there must be a substantial likelihood that a reasonable stockholder would view the information as having significantly altered the “total mix” of information available about the Company. Material information can include positive or negative information about the Company. Information concerning any of the following subjects, or the Company’s plans with respect to any of these subjects, would often be considered material:

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the Company’s revenues or earnings;
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information related to the results of clinical trials;
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communications sent to or received from the U.S. Food and Drug Administration or the European Medicines Agency or other similar regulatory agencies;
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negotiation or execution of any significant new agreement, or changes to an existing agreement;
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a significant merger or acquisition involving the Company;
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a change in control of the Company;
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a significant change in the management or the Board of Directors of the Company;
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a significant cybersecurity incident;
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the public or private sale of a significant amount of securities of the Company;
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the Company’s decision to commence or terminate the payment of cash dividends;
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the establishment of a stock repurchase program;
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a stock split;
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a default on outstanding debt or preferred stock;
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a bankruptcy filing;
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a new product release or a significant development, invention or discovery;
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the loss, delay or gain of a significant contract, sale or order or other important development regarding customers or suppliers;
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a conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements should no longer be relied upon;
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a change in the Company’s independent auditor; or
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other items that require the filing of a Current Report on Form 8-K with the SEC.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. In determining whether information is material, the SEC and other regulators will view the information after-the-fact with the benefit of hindsight. As a result, in determining whether any information is material, the Company will, and any Covered Person (as defined below) considering a trade in Company securities should, carefully consider whether regulators and others might view the information as being material in hindsight, with the benefit of all relevant information that later becomes available. For example, if there is a significant change in the Company’s stock price following release of certain information, that information will likely be determined to have been material when viewed with the benefit of hindsight.

1.3
When Is Information “Non-public”?

Information concerning the Company is considered non-public if it has not been disseminated in a manner making it available to investors generally.

Information will generally be considered non-public unless (1) the information has been disclosed in a press release, in a public filing made with the Securities and Exchange Commission (such as a Report on Form 10-K, Form 10-Q, or Form 8-K, through a news wire service or daily newspaper of wide circulation or, in some circumstances, on the Company’s website, and (2) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace.

2.
PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY’S SECURITIES
2.1
Covered Persons. This Section 2 applies to:
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all Directors;
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all employees;
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all consultants;
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all family members of Directors, employees, and consultants who share the same address as, or are financially dependent on, the Director, employee, or consultant and any other person who shares the same address as the Director, employee or consultant (other than (x) an employee or tenant of the Director, employee, or consultant or (y) another unrelated person whom the Chief Financial Officer determines should not be covered by this policy); and
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all corporations, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
2.2
Prohibition on Trading While Aware of Material Non-public Information.

(a)
Prohibited Activities. Except as provided in Section 4, no person or entity covered by Section 2 may:
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purchase, sell or donate any securities of the Company while he or she is aware of any material non-public information concerning the Company or recommend to another person that they do so;
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disclose to any other person any material non-public information concerning the Company if such person may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;
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purchase, sell or donate any securities of another company while he or she is aware of any material non-public information concerning such other company which he or she learned in the course of his or her service as a Director, employee, or consultant of the Company or recommend to another person that they do so; or
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disclose to any other person any material non-public information concerning another company which he or she learned in the course of his or her service as a Director, employee, or consultant of the Company if such person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.
(b)
Application of Policy After Cessation of Service. If a person ceases to be a Director, employee, or consultant of the Company at a time when he or she is aware of material non-public information concerning the Company, the prohibition on purchases, sales or donations of Company securities in Section 2.2(a) shall continue to apply to such person until that information has become public or is no longer material.
2.3
Prohibition on Pledges. No person or entity covered by this Section 2 may at any time purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan. However, an exception may be granted where a person wishes to pledge Company securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chief Financial Officer. In addition, any such request by a Director or executive officer of the Company must also be reviewed and approved by the Audit Committee of the Board of Directors.
2.4
Prohibition on Short Sales and Derivative Transactions. No person or entity covered by this Section 2 may engage at any time in any of the following types of transactions:
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short sales of Company securities, including short sales “against the box”;

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purchases or sales of puts, calls or other derivative securities based on the Company’s securities; or
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purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.

2.5 Personal or Independent Reasons Are Not Exceptions. Transactions in the Company’s securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

3.
ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES
3.1
Covered Persons. Section 3 applies to:
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all Directors;
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all executive officers;
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such other employees or consultants as are designated from time to time by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer as being subject to this Section 3 (the “Designated Employees”);
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all family members of Directors, executive officers and Designated Employees who share the same address as, or are financially dependent on, the Director, executive officer or Designated Employee and any other person who shares the same address as the Director, executive officer or Designated Employee (other than (x) an employee or tenant of the Director, executive officer or Designated Employee or (y) another unrelated person whom the Chief Financial Officer determines should not be covered by this policy); and
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all corporations, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
3.2
Blackout Periods.
(a)
Regular Blackout Periods. Except as provided in Section 4, no person or entity covered by this Section 3 may purchase, sell or donate any securities of the Company during the period beginning two business days prior to the end of each fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter (a “regular blackout period”).

(b)
Corporate News Blackout Periods. The Company may from time to time notify Directors, executive officers and other specified employees or consultants that an additional blackout period (a “corporate news blackout period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 4, no such individual may purchase, sell or donate any securities of the Company during such corporate news blackout period or inform anyone else that a corporate news blackout period is in effect. (In this policy, regular blackout periods and corporate news blackout periods are each referred to as a “blackout period.”)
3.3
Notice and Pre-Clearance of Transactions.
(a)
Pre-Transaction Clearance. No person or entity covered by this Section 3 (a “Pre-Clearance Person”) may purchase or sell or otherwise acquire or dispose of securities of the Company, other than in a transaction permitted under Section 4, unless such person pre-clears the transaction with the Chief Financial Officer. A request for pre-clearance shall be made in accordance with the procedures established by the Chief Financial Officer. The Chief Financial Officer shall have sole discretion to decide whether to clear any contemplated transaction. Neither the Company nor the Chief Financial Officer or his or her designee shall be liable for any delays that may occur due to the pre-clearance process. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Financial Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

Please note that pre-clearance does not provide immunity from investigation or suit, for which it is the responsibility of the individual to comply with federal securities regulations.

(b)
Post-Transaction Notice. Each person or entity covered by this Section 3 who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the Chief Financial Officer (or his or her designee) of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.
(c)
Deemed Time of a Transaction. For purposes of this Section 3.3, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).
4.
EXCEPTIONS
4.1
Exceptions. The prohibitions in Sections 2.2(a) and 3.2 on purchases, sales and donations of Company securities do not apply to:

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Except as provided in Section 4.2 below1, exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the Director, employee, or consultant is aware of material non-public information or, in the case of someone who is subject to Section 3, during a blackout period;
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acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions not entered into or modified while the Director, employee, or consultant is aware of material non-public information or, in the case of someone who is subject to Section 3, during a blackout period;
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other purchases of securities from the Company (including purchases under the Company’s Employee Stock Purchase Plan) or sales of securities to the Company;
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bona fide gifts, unless the Director, employee, or consultant making the gift has reason to believe that the recipient intends to sell the securities while such Director, employee, or consultant is aware of material non-public information or, if such Director, employee, or consultant is subject to Section 3, during a blackout period applicable to such Director, employee, or consultant; and
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transactions pursuant to Section 4.3, below.
4.2
Rule 10b5-1 Trading Plans. Nothing in this policy is intended to limit the ability to effect transactions in the Company’s securities pursuant to approved trading plans established under Rule 10b5-1 of the Exchange Act (“Trading Plans”), which may include transactions during prohibited periods. A Trading Plan must be approved by the Chief Financial Officer or their designee and meet the requirements of Rule 10b5-1 and the following requirements and guidelines:

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Adoption. Since adopting a plan is tantamount to an investment decision, the Trading Plan may be adopted only during an open trading window when both (a) transactions in Company securities are otherwise permitted under this Policy and (b) the person or entity adopting such plan does not possess any material non-public information. Disclosure regarding the plan’s adoption may, at the Company’s discretion, be made through a press release or Current Report on Form 8-K.

1 Note that this is meant to clarify that the restrictions on 10b5-1 plans related to sales made to cover taxes in connection with the exercise of stock options remains applicable.

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Cooling-Off Period. A director or officer of the Company may not adopt a Trading Plan unless the Trading Plan provides that trading under the plan will not begin until the later of (a) 90 days after the adoption of the Trading Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Trading Plan was adopted (provided, however, that the required cooling-off period shall not exceed 120 days after the adoption of the Trading Plan), and Covered Persons other than directors and officers of the Company may not adopt a Trading Plan unless the Trading Plan provides that trading under the plan will not begin until 30 days after the adoption of the Trading Plan (in each case, the “Cooling-Off Period”). The purpose of the Cooling-Off Period is to provide a separation in time between the adoption of the Trading Plan and the commencement of trading under the Trading Plan so as to minimize the ability to benefit from any material non-public information.

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Plan Modifications. Plan modifications, even if made prior to receiving material non-public information, may create the perception that the Covered Person is manipulating the plan to benefit from material non-public information, which jeopardizes the good faith element and the availability of the affirmative defense under Rule 10b5-1. Therefore, any modification or change to the amount, price, or timing of the purchase or sale of Company securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of Company securities) underlying a Trading Plan will be deemed a termination of such Trading Plan and the adoption of a new Trading Plan, and such new adoption triggers a new Cooling-Off Period. Any modification to a Trading Plan that does not change the sales or purchase prices or price ranges, the amount of Company securities to be sold or purchased, or the timing of transactions under a Trading Plan (such as an adjustment for stock splits or a change in account information) will not trigger a new Cooling-Off Period. The Covered Person should avoid frequent modifications of Trading Plans because this could raise concern about good faith with respect to the plan. Any modification of a Trading Plan requires the preapproval of the Chief Financial Officer or their designee.

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Certification. When adopting or modifying a Trading Plan, each director and officer of the Company is required to include a representation in the Trading Plan certifying that at the time of adoption of a new or modified Trading Plan, the director or officer (a) is not aware of material non-public information about the Company or its securities, and (b) is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. Additionally, all Covered Persons entering into a Trading Plan must act in good faith with respect to that Trading Plan during its term.

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Multiple Overlapping Trading Plans. Covered Persons are not permitted to have multiple Trading Plans in operation unless permitted by SEC rules and regulations and approved in writing by the Chief Financial Officer or their designee. Covered Persons may not have another outstanding (and may not subsequently enter into any additional) Trading Plan for purchases or sales of Company securities on the open market during the same period except as follows:

o
A series of separate contracts with different broker-dealers or other agents acting on behalf of the Covered Person to execute trades thereunder may be treated as a single Trading Plan provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1(c)(1), including that a modification of any individual Trading Plan acts as modification of the whole Trading Plan.

o
Covered Persons may have one later-commencing Trading Plan for purchases or sales of Company securities on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing Trading Plan are completed or expired without execution, provided, however, that if the first trade under the later-commencing Trading Plan is scheduled during the Effective Cooling-Off Period (as defined below), the later-commencing Trading Plan may not rely upon this exception. The “Effective Cooling-Off Period” means the cooling-off period that would be applicable to the later commencing Trading Plan if the date of adoption of the later-commencing Trading Plan were deemed to be the date of termination of the earlier-commencing Trading Plan.

o
Covered Persons may enter into a Trading Plan that provides for an eligible sell-to-cover transaction, which is a Trading Plan that authorizes an agent to sell only such Company securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, and the Covered Person does not otherwise exercise control over the timing of such sales (“Sell-To-Cover Trading Plan”). This foregoing exception does not apply to sales made to cover taxes in connection with the exercise of stock option awards.

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Restrictions on Single-Trade Plans. Covered Persons may not have more than one single-trade Trading Plan during any 12-month period except for Sell-To-Cover Trading Plans. A single-trade Trading Plan is one designed to effect the purchase or sale of securities as a single transaction.

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Early Plan Terminations. It is not advisable for Covered Persons to terminate Trading Plans except in unusual circumstances. If a plan is terminated, disclosure regarding such termination may, at the Company’s discretion, be made through a press release or Current Report on Form 8-K. Furthermore, in the event a Covered Person terminates a Trading Plan, the Company requires that the Covered Person be subject to the required Cooling-Off Period before engaging in any new transactions in Company securities or adopting a new Trading Plan. Any early termination of a Trading Plan requires the preapproval of the Chief Financial Officer or their designee.

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Transactions Outside the Plan. Covered Persons are strongly advised not to engage in transactions in Company securities outside of Trading Plans once a Trading Plan has been established. Transacting in Company securities outside of a Trading Plan poses numerous risks, including that (a) the Rule 10b5-1 affirmative defense will not apply to transactions of Company securities made outside of the plan and (b) such transactions could be interpreted as a hedging transaction, which would nullify the affirmative defense. Further, Covered Persons should not sell Company securities that have been designated as Rule 10b5-1 plan securities because any such sale may be deemed a modification of the plan. If the Covered Person is subject to the volume limitations of Rule 144, the sale of Company Securities outside the Rule 10b5-1 Plan could effectively reduce the number of shares that could be sold under the plan, which could be deemed an impermissible modification of the plan.

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Company Rights. The Company has the right at any time to require additional and/or different requirements in connection with the modification or termination of a Trading Plan in order to protect the Covered Person and the Company from potential liability. The Company also has the right at any time to require any Covered Person to (a) terminate or suspend a Trading Plan, (b) include additional provisions in a Trading Plan, or (c) delete or amend any existing provisions of a Trading Plan, in each case to the extent reasonably necessary to protect the Covered Person and/or the Company.

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Quarterly Disclosure of Trading Arrangements. In accordance with SEC rules and regulations, the Company will disclose in Form 10-Qs and Form 10-Ks whether, during the Company’s last fiscal quarter, any director or officer adopted or terminated (a) a Trading Plan for the purchase or sale of Company securities that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) or (b) a non-Rule 10b5-1 trading arrangement. In such disclosure, the Company will provide a description of the material terms of such trading arrangement, including the name and title of the director or officer, the date of adoption or termination of the trading arrangement, the duration of the trading arrangement, and the aggregate number of Company securities to be sold or purchased under the trading arrangement.

4.3
Partnership Distributions. Nothing in this policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
4.4
Underwritten Public Offering. Nothing in this policy is intended to limit the ability of any person to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.
5.
REGULATION BTR

If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each Director and executive officer shall not, directly or indirectly, sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

6.
Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of material non-public information. Each individual is responsible for making sure that he or she complies with this Policy, and that any related person, whose transactions are subject to this Policy, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the Policy Administrator or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Individulas may be subject to legal penalties and disciplinary action by law enforcement officials and/or the Company for any conduct prohibited by this Policy or applicable securities laws, as described in this policy.

Tipping Information to Others. Company personnel must not disclose non-public information about the Company to others outside the Company who do not have an obligation to maintain the confidentiality of such information. If the outsider trades on such information, penalties for insider trading may apply in these situations whether or not the insider derives any monetary benefit from the other person’s trading activities. Material non-public information is often inadvertently disclosed or overheard in casual, social conversations. Please take care to avoid such disclosures.

Confidentiality. Serious problems could be caused for the Company by the unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the Company’s securities. Company personnel must closely safeguard material non-public information even within the Company, and only share it with colleagues on a need-to-know basis. Company personnel should not discuss internal Company matters or developments (whether or not they think such information is material) with anyone outside of the Company (including, but not limited to, family, friends, business associates, investors and expert consulting firms), except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community and also includes posting material non-public information on any social media outlets. It is important that all such communications on behalf of the Company be made only through an authorized officer under carefully controlled circumstances. Unless one is expressly authorized to the contrary, individuals should decline comment in response to inquiries and refer the inquirer to a senior leader.

7.
PENALTIES FOR VIOLATION

Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings which can result in significant tines and civil penalties, being barred from service as an officer or director of a public company, or imprisonment. Even proceedings that do not result in prosecution or damages can tarnish the Company’s or an individual’s reputation and irreparably damage a career.

8.
COMPANY EDUCATION AND ASSISTANCE
8.1
Education. The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.
8.2
Assistance. The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.
8.3
Limitation on Liability. None of the Company, the Chief Financial Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request to allow a pledge submitted pursuant to Section 2.3, a request for pre-clearance submitted pursuant to Section 3.3(a) or a trading plan submitted pursuant to Section 4.2. Notwithstanding any pre-clearance of a transaction pursuant to Section 3.3(a) or review of a trading plan pursuant to Section 4.2, none of the Company, the Chief Financial Officer, or the Company’s other employees assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan.